EXHIBIT 99.1

FOR RELEASE:	IMMEDIATELY
DATE:	April 26, 2006

CONTACT:	CHOICEONE FINANCIAL SERVICES, INC. JAMES A. BOSSERD (616) 887-7366

VALLEY RIDGE FINANCIAL CORP. RICHARD L. EDGAR (616) 678-5911

CHOICEONE FINANCIAL SERVICES, INC. AND
VALLEY RIDGE FINANCIAL CORP. TO COMBINE IN
MERGER OF EQUALS

          Sparta, Michigan and Kent City, Michigan - ChoiceOne Financial Services, Inc. and Valley Ridge Financial Corp. announced today that they have signed a definitive agreement to join forces in a merger of equals transaction.

          ChoiceOne is a bank holding company headquartered in Sparta, Michigan, with total assets of $248 million, total deposits of $182 million and total loans of $186 million as of December 31, 2005. Its subsidiary bank, ChoiceOne Bank, has been in operation for 107 years and provides a full range of banking and financial services through 5 offices located in Sparta, Rockford, Cedar Springs and Comstock Park, all of which are located in Kent County, Michigan.

          Valley Ridge is a bank holding company headquartered in nearby Kent City, Michigan, with total assets of $216 million, total deposits of $165 million and total loans of $151 million at December 31, 2005. Valley Ridge's bank subsidiary, Valley Ridge Bank, was formed in 1907 and provides banking and financial services through 9 offices located in Kent, Muskegon, Newaygo and Ottawa Counties in Michigan. Upon completion of this transaction, the combined organization will have 14 banking offices, with total assets projected to be approximately $480 million and total deposits projected to be approximately $380 million. The pro forma company will be the sixth largest Michigan-based depository in the Grand Rapids MSA.

          James A. Bosserd, President and CEO of ChoiceOne, stated, "Valley Ridge is a high quality banking organization with a history of stable earnings. The merger with Valley Ridge will allow our organizations to continue our history of dedication to community banking. We share the same basic business philosophy and this merger increases our collective ability to provide our customers top-quality service and banking products."

          Richard L. Edgar, President and CEO of Valley Ridge, added, "We view this transaction as a unique opportunity for Valley Ridge's customers and shareholders. This merger will increase our footprint and provide convenient locations to our customers as they travel into the Grand Rapids area. We believe the combined organization will provide growth opportunities for our employees and our shareholders."

          The merger is subject to approval by Valley Ridge's shareholders, approval by banking regulators, and other customary conditions. It is expected to be completed during the fourth quarter of 2006.

          Valley Ridge shareholders would receive shares of ChoiceOne common stock, using a fixed exchange ratio of 8.5 shares of ChoiceOne common stock for each share of Valley Ridge common stock outstanding. In addition, prior to closing this transaction, Valley Ridge is expected to declare a special one-time cash dividend to its shareholders totaling $10 million, or approximately $53.60 per share on a fully diluted basis. ChoiceOne anticipates the transaction to be immediately accretive to earnings per share in 2007. The combined company is expected to have a market capitalization of approximately $58.8 million based on ChoiceOne's closing stock price on April 25, 2006.

          Sandler O'Neill + Partners, L.P. acted as financial advisor to ChoiceOne and Donnelly Penman & Partners acted as financial advisor to Valley Ridge in connection with the transaction.

Additional Information About the Merger

ChoiceOne will file a registration statement with the Securities and Exchange Commission to register the securities that the Valley Ridge shareholders will receive if the merger is consummated. The registration statement will contain a prospectus and other relevant documents concerning the acquisition. Investors are urged to read the registration statement, the prospectus, and any other relevant documents, when they become available, because they will contain important information about ChoiceOne, Valley Ridge and the merger. Investors will be able to obtain the documents free of charge at the Securities and Exchange Commission's website, http://www.sec.gov.

Forward Looking Statements

This press release contains forward-looking statements. Forward-looking statements include expressions such as "anticipate," "believe," "expect," "intend," "project," "will," "would," and "view," which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. Internal and external factors that might cause such a difference include, but are not limited to, the possibility that anticipated cost savings and revenue enhancements from the merger may not be fully realized within the expected time frame or at all and that future circumstances could cause business decisions or accounting treatment to be decided differently than now intended. Actual results could materially differ from those contained in or implied by such statements. ChoiceOne and Valley Ridge undertake no obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.

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